Exhibit 99.1

Contact:	News release – for immediate release

Daniel W. Muehl

Chief Financial Officer

978-670-2422

PHYSIOMETRIX ANNOUNCES RECEIPT OF SHAREHOLDER VOTE FOR ACQUISITION BY HOSPIRA

North Billerica, MA - July 28, 2005 – Physiometrix, Inc. (NASDAQ:  PHYX) today announced that at its 2005 annual meeting of stockholders held today, the company’s stockholders approved the acquisition of the company by Hospira, Inc.   The acquisition will be effected pursuant to a merger of the company with and into a wholly owned subsidiary of Hospira.  Under the terms of the merger agreement, Physiometrix stockholders will receive a cash payment of $1.59 per share of common stock. In addition, holders of options and warrants for common stock of Physiometrix will receive a cash payment equal to this amount less the applicable exercise price and applicable withholding taxes. Together, these payments give the merger a value of approximately $23 million. Options and warrants with an exercise price that exceeds the per share cash payment are terminated at closing in accordance with their terms.

Subject to satisfaction of the remaining closing conditions, all of which Physiometrix currently believes will be satisfied, the merger is expected to be completed by end of day tomorrow, Friday, July 29, 2005.

Statements in this press release regarding Physiometrix’s growth and future business results are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based upon management’s current expectations and are subject to a number of factors and uncertainties. Information contained in these forward-looking statements is inherently uncertain, and actual performance and results may differ materially due to many important factors. Such factors that could cause actual results to differ materially from any forward-looking statements made by Physiometrix include, among others, revenue estimates, dependence on existing and future products, dependence upon third-party distribution and sales arrangements, the existence of alternative technologies and the potential emergence of new methods for consciousness monitoring, uncertainty of market acceptance, intense competition, partnership agreements, and government regulations, especially regulatory approvals. These and other relevant risks are described in the Company’s Form 10-K dated March 31, 2005 filed with the SEC.  In addition, the closing of the merger is contingent upon the ability of Physiometrix and Hospira to satisfy closing conditions specified in the merger agreement. The Company disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.